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Exhibit 10.22

        [*****] = Certain confidential information contained in this document, marked with brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

MANUFACTURING AGREEMENT

        This agreement ("Agreement") is dated December 10, 1998, and is entered into by and between Displaytech, Inc., a corporation organized and existing under the laws of the State of Colorado in the United States of America, with its principal place of business located at 2602 Clover Basin Drive, Longmont, CO 80503 U.S.A. ("DT"), and Miyota Co., Ltd., established and existing under the laws of Japan, with its registered office located at 4107-5 Miyota-machi, Kitasaku-gun, Nagano-ken, 389-0294 Japan ("MYT"; along with DT a "Party", and together the "Parties").

RECITALS

        WHEREAS, DT possesses technology intellectual property rights and know-how related to certain micro-display devices using ferroelectric liquid crystals ("FLCs"); and

        WHEREAS, MYT possesses know-how and expertise related to the mass manufacture of various types of micro-electronic devices; and

        WHEREAS, DT and MYT desire to enter into an agreement with respect to the performance by MYT of certain manufacturing services in relation to certain micro-display products using FLCs that are based on or incorporate or include DT's technology intellectual property rights or know-how, or both, which performance of MYT manufacturing services is for, upon the order of or on behalf of DT without regard to what the identity of the customer, assembler (if any), packager (if any) or user thereof is or may be;

        NOW, THEREFORE, in consideration of the premises and the mutual promises of the parties contained herein, the parties agree as follows:

1.     DEFINITIONS.

As used in this Agreement, the following terms shall have the meanings set forth below:

1.1
"Products" shall mean all FLC micro-display glass on silicon and glass on glass devices which are based on or incorporate or include DT's technology intellectual property rights or know-how, or both.

1.2
"Finished Products" shall mean Products that are completely processed and tested, and ready for shipment to the customer or other person designated as the recipient thereof in the order pursuant to which such Finished Products have been manufactured by MYT.

1.3
"Semi-Finished Products" shall mean Products that are partially processed, meaning that they shall have been completed through the FOL and MOL processes, but not the EOL processes.

1.4
"FOL" (Front of Line) shall mean all manufacturing processes required to produce good wafer to glass or glass to glass assembly of a Product or Products. The assembly will be properly spaced and glue lines in place. The assembly will be ready for MOL processing.

1.5
"MOL" (Middle of Line) shall mean the processes required to properly singulate, fill, seal and test the silicon to glass, and the glass to glass assembly of a Product or Products so that each such Product is ready for EOL processing.

1.6
"EOL" (End of Line) shall mean the final processes in the production of a Product or Products, each of which Products shall include all packaging and final testing thereof.

1.7
"Manual" shall, when used with respect to an operation in the manufacturing process (whether FOL, MOL or EOL), mean an operation performed solely by an operator who is a natural person, with no automation provided or associated therewith.

1.8
"Yield" shall, when used with respect to a specified part or Product, mean the number of good parts or Product of the type specified versus the number of total parts or Products of the type specified produced by a process during a defined time period, and shall be determined by the following formula:

Y	=	GP TP
Where Y	=	Yield in or for the time period in question
GP	=	the number (measured in units) of good parts or Products of the specified type produced in such time period by MYT
TP	=	the number (measured in the same units) of total parts or Products of such specified type produced in such time period by MYT

  And "good" means a part or Product that is produced by MYT under this Agreement and that meets or exceeds the quality control standards therefor that are herein or hereinafter specified by the Parties with respect thereto

1.9
"Yield Rates" shall, when used with respect to a specified part or Product, mean the average Yield with respect to such part or Product, computed over many days or weeks of production, the number of such days or weeks to be mutually agreed to from time to time, on a reasonable basis, by the Parties.

1.10
"Qualify" or "Qualification", or words of like purport, shall, as related to a manufacturing facility or a manufacturing process, mean that such manufacturing facility or such particular manufacturing process has been released to volume manufacturing by the Parties with respect to a specified Product because such Product has been produced at such facility or pursuant to such process with predictable Yields that are acceptable to the Parties and has passed all tests required by the Parties to determine that the Product specification is being met within the quality control standards therefor that are herein or hereinafter specified by the Parties with respect thereto.

2.     DESIGN AND MANUFACTURE OF PRODUCTS.

        2.1    Manufacture of Products.    DT and MYT agrees that MYT will manufacture Products for, upon the order of or on behalf of DT upon the written request or notification of DT, subject to the terms and conditions hereof, during the term of this Agreement and any renewal thereof.

        2.2    Products Covered by Agreement.    This Agreement governs all Products, whether currently existing or subsequently developed during the term of this Agreement, or any renewal thereof.

        2.3    Design of Products.    DT will be responsible for the design and development of the Products. Each type of Product, such as, but not limited to, quarter VGA ("QVGA"), shall be identified and described in detail and listed in a schedule attached hereto as Schedule 2.3, Product Description. Types of Product subsequently developed shall be added to Schedule 2.3 after specifications and drawings have been developed for such Products. DT shall have the responsibility for developing such Product specifications and drawings. The design of each Product will be in accordance with DT's Product specifications, which will include, among other things, product reliability, for quality control purposes, and will be set forth in drawings, or in other written or computer aided design data, and delivered to MYT. MYT agrees to use the Product design only for manufacturing Products. If MYT believes Product can be manufactured more efficiently or for less cost by changing DT's Product design, MYT agrees to inform DT of such changes and such changes will be incorporated in the Product design upon DT's written consent.

        2.4    Manufacturing Processes for Products.    Displaytech will be responsible for the development of manufacturing processes for the Products, whether such processes are implemented in DT's existing facilities in Longmont, Colorado, or in MYT's existing facilities in Nagano, Japan. As provided below, MYT agrees to collaborate with DT toward the development and refinement of manufacturing processes for the Products, particularly in connection with the design and installation of manufacturing facilities in Longmont, Colorado. DT will document its manufacturing processes and know-how and include it in a schedule attached hereto as Schedule 2.4, Process Procedure Documentation. Such documentation will include specifications for each process, a process flow chart and certain standards, such as, but not limited to, assembly, environmental and safety standards. All manufacturing processes and know-how subsequently developed during the term of this Agreement or any renewal period, whether by DT or MYT, will be documented and added to Schedule 2.4. DT will furnish such documentation to MYT, free of charge, for the sole purpose of enabling MYT to manufacture Product. MYT agrees that, if it determines that Product can be manufactured more efficiently or for less cost by changing, adding to or deleting from any of DT's manufacturing processes, it will inform DT, and such changes will be incorporated into DT's manufacturing processes upon DT's written consent.

        2.5    Process or Design Changes.

          2.5.1    By DT.    DT may change Product design, Product specification or Product manufacturing process requirements at any time upon thirty (30) days written notice to MYT, and MYT agrees to implement each such change on a reasonable, timely basis. If either Party believes that any such change significantly affects manufacturing equipment requirements, the manufacturing processing fee, the Product price, or the delivery or quality performance of a Product, then that Party will prepare and deliver to the other Party a written analysis of such impact. No change will be implemented until MYT and DT have discussed the proposed change, (including where applicable, such written analysis). If any change required by DT hereunder results in agreed upon documented increased costs to MYT, then MYT will be able to recover such costs through increased depreciation charges (over a five (5) year period) to the price of the related Finished Product, or by some other means agreed upon by DT and MYT; provided, however, that if any such change results in a decrease in the manufacturing cost of the related Finished Products, then DT and MYT shall share such decrease equally. No change in the manufacturing processing fee or Product price will be made as a result of such DT change, unless agreed to by DT and MYT after completion of such review. The provisions of this paragraph shall be subject to the provisions of paragraph 2.5.3 of this Agreement.

          2.5.2    By MYT.    If MYT wishes to change a manufacturing process in Nagano, then MYT will discuss such proposed change with DT and request its approval. If DT approves the change, then DT's responsibility for the process will include such modification. If either Party believes that any change to the manufacturing process proposed by MYT significantly affects the manufacturing processing fee, the Product price, or the delivery or quality performance of a Product, then that Party will prepare and deliver to the other Party a written analysis of such impact. No change will be implemented until MYT and DT have discussed the proposed change (including, where applicable, such written analysis). No change in the manufacturing processing fee or Product price will be made as a result of such DT change, unless agreed to by DT and MYT after completion of such review. If any change recommended by MYT and accepted by DT hereunder results in agreed upon documented increased costs to MYT, then MYT will be able to recover such costs through increased depreciation charges (over a five (5) year period) to the price of related Finished Product, or by some other means agreed upon by DT and MYT; provided, however, that if any such change results in a decrease in the manufacturing cost of related Finished Products, then DT and MYT shall share such decrease equally. The provisions of this paragraph shall be subject to the provisions of paragraph 2.5.3 of this Agreement.

          2.5.3    Emergencies.    In the case where an emergency change to a manufacturing process needs to be made, whether in Longmont or in Nagano, the Parties will confer and use their best efforts to complete the change within seven (7) days of the discovery of the need.

        2.6    MYT Responsibility for Manufacture of Products.    MYT agrees that, subject to the terms and conditions hereof, and purchase orders issued by or on behalf of DT, it will manufacture all Product in accordance with the applicable Product design, will meet all Product specifications contained in Schedule 2.3 attached hereto, and will act in accordance with the process procedures contained in Schedule 2.4 attached hereto.

3.     MYT PRIVATE LABEL PRODUCTS

        3.1    Applications.    DT agrees to sell Finished Product to Miyota for camcorder viewfinder, wristwatch-type information terminals, and professional TV broadcast camera viewfinder applications ("Private Label Products" or "PLPs"). Subject to the prior written agreement of Nissho Electronics Co. ("Nissho"), DT's exclusive distributor of Products in Japan, DT agrees that it will sell Finished Product only to MYT in Japan for such PLPs. If Nissho consents to MYT's exclusivity for PLPs, then MYT will agree to make minimum annual purchases of Finished Products for such PLPs to maintain such exclusivity, which minimum requirements shall be set forth in Schedule 3.1, Minimum Annual Volume Requirements for PLP Exclusivity hereto.

        3.2    Product Forecasts.    MYT agrees to provide nine (9) month rolling forecasts of its projected sales of Private Label Products to DT to enable DT to provide MYT with a similar nine (9) month forecast of its manufacturing needs. Orders for PLPs will be processed in accordance with the ordering process for other Products as described below.

        3.3    Price of Private Label Products.    The price for the Finished Products for PLPs sold by DT to MYT will be determined in accordance with a formula which will take into account such factors as [*****]. Such formula will be included in a schedule which is attached to this Agreement as Schedule 3.2, Pricing Formula for Finished Products for Private Label Products.

        3.4    Capacity Constraints.    MYT acknowledges and agrees that in the event its capacity to manufacture Products becomes constrained, with the result that MYT cannot fill all of DT's Product orders: 1) up to forty percent (40%) of its available manufacturing capacity must be used to manufacture Products ordered by or on behalf of DT [*****], and 2) DT may otherwise allocate the remaining MYT manufacturing capacity among DT's other customers, including MYT, in any manner determined solely in the discretion of DT.

4.     INSTALLATION OF MANUFACTURING FACILITIES.

        4.1    Timetable.    DT and MYT agree to collaborate fully and to use their best efforts to cause the installation of complete manufacturing facilities for the Products in DT's existing plant in Longmont, Colorado, and in MYT's existing plant in Nagano Prefecture, Japan in accordance with the timetable attached hereto as Schedule 4.1, Timeline for Installation of Manufacturing Facilities, and as described below.

        4.2    DT's Longmont Plant.    DT agrees that during the period from January 1999 through April 1999 it will design, install, debug and Qualify FOL, MOL and EOL manufacturing processes at its plant in Longmont, Colorado. MYT agrees to undertake reasonable efforts, under the circumstances, at its expense, to work with DT in designing, installing, debugging and Qualifying the FOL, MOL and EOL manufacturing processes in Longmont. It is expected that MYT's work and assistance to DT in designing and installing the Longmont FOL, MOL and EOL manufacturing processes will provide MYT with valuable information and experience in regard to designing FOL, MOL and EOL manufacturing processes in Nagano, Japan. The goal for DT's Longmont manufacturing facility is for a Manual, dependable, and stable manufacturing process. The Parties acknowledge that the Longmont FOL, MOL and EOL manufacturing processes may not have high Yield Rates, and that such processes may not be replicated at MYT's manufacturing facility in Nagano, Japan.

        4.3    Cost of Longmont Plant.    DT shall bear the entire cost of the equipment, tooling and materials used for the installation and operation of the FOL, MOL and EOL manufacturing processes at its Longmont plant. DT shall own all such equipment, materials and tooling, as well as the design of the manufacturing process. DT will be responsible for the cost of operation of its Longmont facility.

        4.4    Operation of Longmont Plant.    The target date for completing Qualification and beginning full scale operation of the Longmont FOL, MOL and EOL manufacturing processes is May 1, 1999. It is expected that by such date DT will begin full scale production of Semi-Finished Products. The Semi-Finished Products will be shipped to MYT's plant in Nagano for EOL processing, as described below. DT will be responsible for Yield and quality of the Semi-Finished Products assembled at its Longmont plant.

        4.5    MYT's EOL Manufacturing Process in Nagano.    MYT agrees that during the period of January through April 1999 it will design, install, and debug an EOL manufacturing process for Products at its existing facility in Nagano, Japan, which has an initial capacity as set forth in Section 4.6. DT agrees to work with MYT in designing, installing, debugging, and Qualifying MYT's EOL manufacturing processes in Nagano, and the expenses incurred by DT in Nagano shall be borne solely by DT.

        4.6    Capacity of EOL Manufacturing Processes.    The initial capacity of the manufacturing line for the EOL manufacturing process will be determined prior to ordering long lead time equipment for the EOL process, and shall be based on the highest monthly total in DT's initial nine (9) month Product demand forecast as provided in Section 5.3 below, plus twenty percent (20%).

        4.7    Cost of Nagano EOL Manufacturing Process.    MYT shall bear the entire cost of the equipment, tooling and materials used for the installation of the EOL manufacturing process for Products at its Nagano plant. MYT shall own all such equipment, materials and tooling. MYT will be responsible for all costs of operation of its EOL manufacturing process at its Nagano facility.

        4.8    Qualification and Operation of Nagano EOL Manufacturing Processes.    The target date for having MYT's EOL manufacturing process capable of initial production is May 1, 1999. Completion of Qualification and full scale production of MYT's EOL manufacturing process is expected to be no later than July 1, 1999. MYT will notify DT of the time MYT believes the EOL manufacturing process is ready for Qualification, and DT, after receipt of such notice, will conduct an inspection of the manufacturing line as a condition to Qualification. MYT will be responsible for compliance with the standards set forth in this Agreement with respect to the Yield and quality of the Finished Products it produces from its EOL manufacturing process.

        4.9    MYT's FOL and MOL Manufacturing Processes in Nagano.    MYT agrees that during the period of January through July 1, 1999, based in part on its experience working with DT to design and install a manufacturing line at Longmont for FOL and MOL manufacturing processes, it will work with DT to design a manufacturing line for FOL and MOL manufacturing processes at MYT's plant in Nagano, Japan. Such manufacturing line will be based in part on the technology and know-how developed by DT with MYT's help for the Longmont FOL and MOL manufacturing processes.

Beginning February 1, 1999 MYT agrees to discuss with DT at least monthly MYT's assessment of the design and operation of the FOL and MOL manufacturing processes to be installed at DT's Longmont facility in relation to use of the same or a similar design at MYT's facility in Nagano. By July 1, 1999 MYT agrees to make a decision as to whether or not to order long lead time equipment for the Nagano FOL manufacturing process based on MYT's and DT's assessment of the Longmont FOL process. In assessing the Longmont FOL process MYT and DT will take into consideration the stability of the process as related to current Yield, and the stability of the process as related to the trend in Yields. If MYT and DT agree that the Longmont FOL process is not yet stable enough to predict commercially viable Yields, and that more work is needed on the Longmont FOL process, then they agree to use their best efforts until August 31, 1999 to improve such process. If, on August 31, 1999, the Parties cannot agree that the Longmont FOL process is stable enough to predict commercially viable Yields, and MYT decides not to order long lead time equipment for its Nagano plant, then either Party may terminate this Agreement as it relates to MYT performing FOL and MOL manufacturing processes for DT in Nagano, by giving the other Party thirty (30) days written notice of such termination. If either Party gives such notice of termination, then MYT agrees that it will continue to perform EOL manufacturing services for DT's Products in Nagano; provided, however, because DT would have to seek another manufacturer to perform MYT's FOL and MOL operations, DT's obligations hereunder related to using MYT exclusively to manufacture Products, and its obligation to sell Private Label Products exclusively to MYT, shall also be terminated. If the Parties agree that MYT should order the long lead time equipment for the FOL Manufacturing process in Nagano, then during the period October 1, 1999 through March 1, 2000 MYT agrees to complete installation of and debug its manufacturing line for FOL and MOL manufacturing processes, and to complete Qualification of such line by March 31, 2000, with full scale production beginning April 1, 2000. MYT will notify DT of the date MYT believes the FOL and MOL manufacturing processes are ready for Qualification, and DT, after receipt of such notice, will conduct an inspection of the manufacturing line as a condition to Qualification. MYT will have responsibility for compliance with the standards set forth in this Agreement with respect to Yield and quality of Products produced at its Nagano facility.

        4.10    Capacity of FOL and MOL Manufacturing Processes.    The initial capacity of the manufacturing line for the FOL and MOL manufacturing process will be determined prior to ordering long lead time equipment for the FOL and MOL manufacturing processes, and shall be based on the highest monthly total of DT's most recent (prior to the order time) nine (9) month Product demand forecast as provided in Section 6.2 below, plus twenty percent (20%).

        4.11    Changes to Capacity.    If, as a result of DT's Product demand forecasts and purchase orders, DT and MYT, after discussion, agree that the manufacturing line at Nagano, or any part thereof, should be changed to increase its capacity, then DT will give MYT written notice that the change needs to be made, and MYT will make the change within six (6) months of the date of the written notice by adding capital equipment at its expense. If DT's Product demand forecasts indicate that DT's Product demand will exceed the capacity of the manufacturing line at Nagano, but that such forecasts will not require the addition of capital equipment, DT and MYT will discuss alternative methods of meeting capacity demand, such as 1) increasing workers' hours (overtime), 2) adding workers, 3) adding shifts, or 4) streamlining the manufacturing process. After discussion, the Parties will agree (and each Party agrees not to unreasonably withhold its agreement) on which alternative or alternatives should be undertaken, and MYT will thereafter use its best efforts to implement such alternative(s) as quickly as possible, but in no event longer than one (1) month for alternative 1), and two (2) months for alternatives 2) through 4) after the date of agreement of the Parties.

5.     INITIAL MANUFACTURING SERVICES.

        5.1    EOL Manufacturing Services at MYT's Nagano Plant.    The initial manufacturing services performed by MYT for DT will consist of EOL processing in Nagano of Semi-Finished Products supplied by DT from its Longmont plant. MYT will perform such EOL processing in order to produce Finished Products for delivery to DT or, at DT's direction, to its customers.

        5.2    Forecasts and Orders.

          5.2.1    Forecasts.    As soon as reasonably possible after execution of this Agreement by the Parties, and to the extent it is able to do so, DT will furnish to MYT a written, non-binding forecast of the quantity and type of each Product DT expects to sell to its customers over the next nine (9) months. This forecast will be updated monthly thereafter on or before the fifth day of such month. After DT and MYT have established the Product ordering procedures in accordance with Section 5.2.2 below, and at a time in 1999 to be determined by the Parties, DT will issue an irrevocable purchase order to MYT for Product listed in the forecast in accordance with the Product ordering procedures agreed upon by the Parties..

          5.2.2    Orders.    The Parties agree to cooperate and work diligently to establish ordering procedures for the Products manufactured hereunder, which procedures shall be set forth in a schedule which is attached hereto as Schedule 5.2, Product Ordering Procedures. The Parties anticipate there may be distinct ordering procedures for the three separate manufacturing phases provided for hereunder: (i) where DT performs FOL and MOL manufacturing processing in Longmont and MYT performs EOL manufacturing processing in Nagano, (ii) where MYT has Qualified its FOL and MOL manufacturing processes in Nagano, but DT supplies Semi Finished Products and/or materials and component parts to MYT from it Longmont plant, and (iii) where MYT purchases materials and component parts directly from suppliers. Such procedures shall be based on and coordinated with DT's and MYT's contract obligations to its materials and component parts suppliers, the lead times for such materials and component parts, and the lead time requirements of DT's customers. Product orders will also be based on the forecasts set forth in Section 5.2.1 above, and the Parties expect that such orders will be made on a weekly basis. Each Party agrees to keep each other informed of the status of its orders for materials and component parts for the Products, particularly orders for silicon wafers. All suppliers to MYT must be approved in advance in writing by DT. Any purchase order issued in accordance with the Product ordering procedures will state lead times for the Product type, quantity, delivery date or dates, delivery instructions and price per unit of the Finished Product ordered. Notwithstanding Section 5.3 following, MYT will be bound by the provisions of the purchase order issued by DT, regardless of whether MYT acknowledges or otherwise signs the purchase order, unless MYT reasonably objects to such provision in writing.

        5.3    Acceptance and Acknowledgement.    MYT will accept each purchase order issued by DT within seven (7) days of issuance (unless such purchase order exceeds by more than twenty five percent (25%) the number of units of the covered Product as set forth in the forecast for the applicable time period), and will acknowledge in writing the receipt and acceptance of each such purchase order, and will confirm delivery dates for quantities of Finished products that are the subject of the purchase order. If the quantity of Product ordered for any month exceeds the forecasted number of units for that Product for such month by more than twenty five percent (25%), then the Parties agree to discuss supply of such excess number of units. In any event, MYT will acknowledge and accept DT's purchase order for the maximum quantity of Product authorized, that is, one hundred twenty five percent (125%) of the forecasted amount. In the event of any discrepancy between (1) the provisions set forth in this Agreement and (2) any purchase order, purchase order confirmation or acknowledgement, invoice, or other communication between the Parties relating to a purchase order, the provisions of this Agreement shall prevail.

        5.4    Supply of Semi-Finished Product by DT.    DT agrees to timely supply sufficient quantities and types of Semi-Finished Products to MYT to enable MYT to process and timely deliver the quantities and types of Finished Products ordered by DT. A complete list of the materials and component parts for each type of Semi-Finished Product that is necessary for the assembly of Finished Products ordered by DT is or will be set forth in a schedule which is attached hereto as Schedule 5.4, Materials and Component Parts. The Semi-Finished Products shall be processed, inspected and electrically tested at DT's Longmont factory before being shipped to MYT.

        5.5    Cost of Semi-Finished Products.    DT shall not charge MYT for the Semi-Finished Products shipped for EOL processing by MYT. DT shall be responsible for all costs related to shipping the Semi-Finished Products to MYT's Nagano plant, including shipping, insurance, and any import or export duties applicable to shipment of the Semi-Finished Products to MYT. MYT agrees to notify DT of any necessary taxes, and import or export duties which are applicable to shipment of the Semi-Finished Products to MYT.

        5.6    Other Terms.    All other terms related to full scale manufacturing services, as set forth below, shall apply to the initial EOL manufacturing services provided by MYT under this Article 5.

6.     FULL SCALE MANUFACTURING SERVICES

        6.1    FOL, MOL and EOL Manufacturing Services at MYT's Nagano Plant.    After MYT has installed, debugged and Qualified a manufacturing line for FOL and MOL manufacturing processes in Nagano, MYT will perform substantially all of DT's high volume manufacturing of Products, and will do so from its plant in Nagano, including FOL, MOL and EOL.

        6.2    Forecasts, Orders Acceptance and Acknowledgement.    The procedures for forecasts, orders, acceptance and acknowledgement established and contained in Sections 5.2 and 5.3 above shall apply to and be continued with respect to MYT's full scale manufacturing operations.

        6.3    Product Fluctuation.

          6.3.1    Rapid Increase in Product Demand.    In the event that DT's Product forecasts and orders increase by one hundred percent (100%) or more within any six (6) month period, the Parties agree to meet to discuss courses of action to accommodate such increase. The Parties will consider and agree (and each Party will not unreasonably withhold its agreement) on any of those actions described in Section 4.11 hereof.

          6.3.2    Rapid Decreases in Product Demand.    In the event that DT's Product forecasts and orders over any six month period indicate that the actual or projected purchases of Product by DT will fall below the agreed upon minimum Product purchase, as set forth in Section 9.1 hereof, then the Parties will meet to discuss and agree (and each Party will not unreasonably withhold its agreement) upon a course of action to remedy shortfalls in purchase, including, but not limited to, increasing Product sales or orders by DT, or increasing the per unit price of Product, in order to amortize on schedule the cost of the manufacturing equipment installed by MYT for the DT manufacturing line

        6.4    Supply and Purchase of Semi-Finished Product for Full Scale Manufacturing.    After MYT's manufacturing line for FOL, MOL and EOL is Qualified for full scale production, DT agrees to supply MYT with Semi-Finished Products and the materials and component parts listed in Schedule 5.4, free of charge, for a period of three (3) months from the date of Qualification, and to enable MYT to produce Finished Products to meet DT's orders. After such initial three (3) month period, DT agrees to supply the materials and component parts listed in Schedule 5.4 to MYT free of charge for an additional three (3) month period. Thereafter, except for the supply of FLCs from DT, MYT shall purchase all materials and parts necessary to produce Finished Products directly from the vendors and suppliers of such materials and parts. DT agrees to supply FLC materials to MYT free of charge during the term of this Agreement and any renewal period thereof for the Production of Finished products to DT. DT agrees that after the three (3) month period for supplying Semi-Finished Products to MYT as stated above, it will restrict the capacity of its Longmont plant to twenty (20) wafers per day per shift.

        6.5    Finished Products.    All Finished Products produced by MYT will conform to the Product specifications for the Products ordered, as set forth in Schedule 2.3, Product Description, and the warranties, and quality standards agreed upon by the Parties for the Finished Products ordered, as set forth herein.

        6.6    Final Quality Control Inspection and Testing of Finished Products.    MYT agrees to conduct final quality control inspection and testing of all Finished Products in accordance with testing and acceptance criteria listed on Schedule 6.6, Quality and Acceptance Tests, attached hereto, before releasing them to DT or DT's customers.

        6.7    Delivery.    MYT agrees to deliver the quantities of Finished Product ordered to DT or its customers, as may be designated by DT, on the delivery dates specified in the purchase order. MYT will strive for one hundred percent (100%) on time delivery of the Finished Products, defined as receipt of the Finished Products by DT specified carrier on or before the delivery date specified in the purchase order. MYT agrees to promptly notify DT in the event delivery of the Finished Products is delayed for any reason, and to use its best efforts to correct such delay

        6.8    Shipment Terms, Title and Risk of Loss.    The Finished Products shall be shipped from MYT's Nagano plant FOB Nagano (as defined in the 1990 INCO Terms, except that the term is not limited to sea or inland waterway transport). Title and risk of loss for a Finished Product passes to DT when MYT delivers the Finished Product to the carrier for shipment to DT or its designated customer. If DT's customer for Finished Products is MYT, then title and risk of loss for a Finished Product passes first to DT upon completion of the manufacturing processes for such Product, then to MYT upon receipt by DT of written notice of completion of the Product by MYT.

        6.9    Warranty.    MYT warrants to DT that each Finished Product shall be manufactured in accordance with the provisions of Section 2.6 hereof, and shall be free from defects in workmanship and materials for a period of one (1) year from the date of delivery to DT or its designated customer, and will be free and clear of all liens, encumbrances, and other claims against title at the time of delivery. The foregoing warranty shall not apply to (i) DT consigned or supplied materials and Semi-Finished Products, (ii) any Finished Product that is abused, damaged, altered or misused by DT, any DT customer, or any carrier into whose possession the Finished Product has been delivered.

        6.10    Non-Conforming Finished Products.    DT's remedy for any breach of the Warranty set forth in Section 6.9 shall be, at DT's election, repair or replacement of the Finished product by MYT, or refund of the price paid for the such non-conforming Finished Product.

        6.11    Quality.    MYT shall maintain an acceptable documented quality system (such as an ISO 9002 certified quality program or equivalent) at its Nagano plant. MYT shall make available for DT review, quality programs and supporting documentation. MYT programs shall include, but not be limited to, processes, and implementing and corrective action.

7.     PRICE AND PAYMENT.

        7.1    Price.    The price payable by DT to MYT for manufacture of the Products shall be denominated in U.S. dollars and calculated in accordance with a formula to be determined and agreed to by the Parties (which agreement shall not be unreasonably withheld by either Party) and shall be set forth in a schedule attached hereto as Schedule 7.1, Price. The formula shall take into consideration [*****]. Upon the request of either Party, the Price for any given Product or Finished Product shall be reviewed at six (6) month intervals or on any written notice of at least one hundred eighty (180) days.

        7.2    Payment.    Payment by DT to MYT for Finished Products shall be due upon receipt of payment by DT for the Finished Products from its customers, but in no event more than thirty (30) days after DT's receipt of such Finished Products (in accordance with the terms of this Agreement, such receipt being deemed to have occurred when such Finished Products are receipted by DT, its customer or such other person as shall be designated as the proper recipient thereof in connection with the purchase order pursuant to which such Finished Products were manufactured), and shall be calculated in accordance with the applicable provisions of this Agreement (taking into account all adjustments effected pursuant to any provision of this Agreement, including, but not limited to, any of the provisions of Section 8 hereof) and shall be made in U.S. dollars by an acceptable letter of credit established two (2) weeks prior to date of delivery with a bank reasonably satisfactory to MYT. Such letter of credit shall remain open until drawn on by MYT. If the yen/US dollar exchange rate fluctuates at a rate equal to or less than ten percent over any successive six (6) month period during this Agreement, then the payments due under this Agreement for such period shall be made based on the average exchange rate over such six (6) month period. If the exchange rate fluctuates more than ten percent (10%) over any successive six (6) month period during this Agreement, then the Parties agree to renegotiate the exchange rate and shall agree to the exchange rate to be used for payments under this Agreement, which agreement shall not be unreasonably withheld by either Party.

8.     YIELD AND PRICING.

        8.1    Yield of MYT EOL Manufacturing Process.    MYT will price the Finished Product on which it performs EOL processing based on Yield Rates of [*****]. The agreed upon price for such Finished Products will be firm unless Yield Rates [*****]. In such event, the Parties will meet to determine the cause of the decrease in Yield, and depending on such cause, the price may be changed by agreement of the Parties, which agreement shall not be unreasonably withheld by either Party. The provisions of this Section 8.1 shall become void and of no further force or effect at the time MYT's manufacturing line for FOL and MOL manufacturing processes is Qualified.

        8.2    Yield as a Factor in Pricing Full Scale Manufacturing Product.    The Parties recognize that Yield Rates could impact the cost of manufacturing Finished Products, and each agrees to discuss the effects of Yield in regard to pricing Finished Products. To the extent reasonable, each of the Parties agrees to take Yield into consideration in the pricing formula established in Schedule 7.1.

        8.3    Yield Rates Information Exchange and Meetings.    Each of the Parties agrees to have an open exchange of information regarding Yield, and agrees to meet with the other Party, at least monthly, by telephone conference call or otherwise to discuss Yield. MYT agrees to provide information regarding Yield Rates daily to DT by electronic means.

9.     MINIMUM ORDERS.

        9.1    Minimum Commitment.    During the period from July 1, 1999 to June 30, 2001 DT commits to purchase a minimum of three hundred fifty thousand (350,000) units of QVGA Products, or any Products which have a higher list price than QVGA Products manufactured by MYT.

10.   EXCLUSIVE AGREEMENT.

        10.1    DT.    DT agrees that with the exception of manufacturing Product on its own manufacturing line at Longmont, Colorado, in accordance with the terms of this Agreement, DT will not manufacture or have a third party manufacture Products during the term of this Agreement or any renewal thereof, unless MYT fails to install a manufacturing line for FOL and MOL manufacturing processes in Nagano, as described in Section 4.9 above, and unless MYT experiences a problem at its Nagano plant so that MYT fails to meet DT's Product volume, price and quality requirements as set forth herein, and fails to cure such problem within a reasonable period of time.

        10.2    MYT.    MYT agrees that it will use the manufacturing equipment it installs in Nagano to manufacture Products in accordance with this Agreement only for the manufacture of Products and Finished Products, and no others.

11.   INTELLECTUAL PROPERTY.

        11.1    Intellectual Property Rights.    The term "Intellectual Property Rights" shall mean:

          a)    Rights in all U.S., Japanese, and foreign letters patent, applications for letters patent (including any reissue, re-examination, division, continuation, continuation-in-part or provisional applications), patents of addition, invention certificates, industrial designs, industrial models, and utility models;

          b)    Rights in copyrights, rights of authorship, or any other literary property rights;

          c)     Rights under the Semiconductor protection Act or equivalent U.S., Japanese or foreign law;

          d)    Rights in trade secrets and know-how, including any equivalent rights that arise under common law, state law, federal law and the laws of Japan and foreign countries, whether or not patentable, copyrightable, protectable by trademark or protectable under the Semiconductor Protection Act or equivalent U.S., Japanese or foreign protection.

        11.2    Ownership of Intellectual Property Rights.    MYT agrees that all Intellectual Property Rights that are applicable to or used in connection with the FOL, MOL and EOL manufacturing processes used or available to manufacture Products or Finished Products, in whole or part, whether in Longmont, Colorado, or Nagano, Japan, and whether currently in existence or coming into being in the future ("DT IP Rights"), are and shall be owned by DT, either solely, or jointly with MYT, if developed by MYT.

        11.3    Use of Intellectual Property Rights.    Except as provided below in this Section 11.3, MYT agrees that it will use DT IP Rights only to manufacture Products or Finished Products for or upon the order or on behalf of DT. MYT further agrees that it will not, at any time, whether during the term of this Agreement or any renewal thereof, or afterwards, use DT IP Rights to manufacture products which are competitive with Products or Finished Products or any other DT product or part. DT agrees that if MYT develops any Intellectual Property Right which is used in DT's FOL, MOL or EOL manufacturing processes, whether in Longmont, Colorado, or Nagano, Japan, MYT may use such Intellectual Property Right in its other manufacturing lines to manufacture other products, so long as such other products are not competitive with any DT products, Product or Finished Product.

        11.4    Manufacturing Equipment.    If MYT owns or develops any Intellectual Property Right which is used to make any piece of equipment that is used in the FOL, MOL and EOL manufacturing processes, whether in Longmont, Colorado, or Nagano, Japan, MYT agrees that it will not refuse to build or sell such piece of equipment to DT if DT requests to purchase it or have it purchased. DT agrees that MYT may use such piece of equipment in other manufacturing lines for other products, so long as such other products are not competitive to DT's products, Products or Finished Products.

12.   CONFIDENTIALITY.

        12.1    Confidential Information.    During the term and in the course of performing this Agreement each Party may disclose information to the other concerning its business, technology, products, manufacturing, marketing, sales, and financial operations which is proprietary and confidential to that Party (the "Discloser" or "Disclosing Party"). Such information may be disclosed in writing, orally or visually to the other Party (the "Recipient"). All information which is marked confidential, if it is disclosed in writing or tangible form, or is designated as confidential at the time it is disclosed visually or orally and is thereafter identified and summarized in a written memorandum which is delivered to the Recipient within thirty days of the date of the disclosure, shall be considered "Confidential Information" of the Disclosing Party. "Confidential Information" shall not include information which:

          (a)   was known by the Recipient prior to receipt from Discloser;

          (b)   is or becomes a matter of public knowledge or known in the trade through no fault of Recipient;

          (c)   is rightfully received by Recipient from a third party without a duty of confidentiality to the third party;

          (d)   is independently developed by or for Recipient by individuals not having knowledge of or access to Confidential Information;

          (e)   is required to be disclosed by operation of law; or

          (d)   is disclosed by Recipient with Discloser's prior written permission.

        12.2    Maintaining Confidence.    Recipient agrees that it will not disclose Confidential Information to any third party without the Discloser's prior written consent. Recipient shall use Confidential Information only for the purpose of performing its obligations under this Agreement. Recipient shall preserve and protect the confidentiality of the Confidential Information using the same degree of care, which shall be not less than a reasonable degree of care, which it uses to protect its own Confidential Information.

        12.3    Employees.    Each Party represents and warrants to the other that all of its employees who perform work under this Agreement will protect the confidentiality of the other Party's Confidential Information with the same degree of care that they protect their own employer's Confidential Information, and will use the Confidential Information only for the purpose of performing this Agreement.

        12.4    Period of Confidentiality.    The obligation to protect Confidential Information shall continue for a period of three years after expiration or termination of this Agreement. Upon expiration or termination of this Agreement, the provisions of this Article 12 shall survive and remain in full force.

        12.5    Confidential Disclosure Agreement Dated June 15, 1998.    The Parties acknowledge and agree that upon execution hereof, this Agreement shall supersede that certain Confidential Disclosure Agreement ("CDA") between them dated June 15, 1998, and that all Confidential Information disclosed under said CDA shall be treated as Confidential Information under this Agreement.

13.   REPRESENTATIONS.

        13.1    Representations of DT.    DT represents to MYT as follows:

          13.1.1    Authority; Binding Effect.    DT represents that it is a corporation duly organized and existing under the laws of the State of Colorado in the U.S.A.; that it has the corporate power and authority to execute, deliver, and perform this Agreement and the transactions contemplated hereby and the execution and delivery of this Agreement have been duly authorized by DT; the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate or conflict with any provision of DT's Certificate of Incorporation or Bylaws or, to the best knowledge of the individuals signing this Agreement, any agreement, instrument, law or regulation to which DT is a party or by which DT is bound; no governmental or other approval or authorization of this Agreement or the acts or transactions contemplated hereby is required by law or otherwise in order to make this Agreement binding upon DT; and this Agreement, and all other instruments required hereby to be executed and delivered to MYT by DT are, or when delivered to MYT in accordance herewith, will be, legal, valid and binding instruments of DT enforceable in accordance with its terms.

          13.1.2    Patents and Trademarks.    (a) DT owns all patents, rights to patents, patent applications, trademarks and trade names necessary for it to satisfy the conditions of its performance hereunder (the "Patents and Trademarks") in Japan and any other country to which MYT exports the Product on behalf of DT; (b) the issued Patents and Trademarks are subsisting and have not been adjudged invalid or unenforceable, in whole or in part, and there is no litigation or proceeding pending concerning the validity or enforceability of the issued Patents and Trademarks; (c) to the best of DT's knowledge, each of the issued Patents and Trademarks is valid and enforceable; (d) to the best of DT's knowledge, there is no infringement by others of the issued Patents and Trademarks; and (e) no claim has been made that the use of any of the Patents and Trademarks does or may violate the rights of any third person, and to the best of DT's knowledge the use of the Patents and Trademarks does not infringe upon the patent or trademark rights of any third party.

        13.2    Representations of MYT.    MYT represents to DT as follows:

          13.2.1    Authority; Binding Effect.    MYT represents that it is a corporation duly organized and existing under the laws of Japan, that it has the corporate power and authority to execute, deliver, and perform this Agreement and the transactions contemplated hereby and the execution and delivery of this Agreement have been duly authorized by MYT; the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate or conflict with any provision of MYT's Certificate of Incorporation or Bylaws or, to the best knowledge of the individuals signing this Agreement, any agreement, instrument, law or regulation to which MYT is a party or by which MYT is bound; no governmental or other approval or authorization of this Agreement or the acts or transactions contemplated hereby is required by law or otherwise in order to make this Agreement binding upon MYT; and this Agreement, and all other instruments required hereby to be executed and delivered to DT by MYT are, or when delivered to DT in accordance herewith, will be, legal, valid and binding instruments of MYT enforceable in accordance with its terms.

          13.2.2    Patents and Trademarks.    (a) MYT owns all patents, rights to patents, patent applications, trademarks and trade names necessary for it to satisfy the conditions of its performance hereunder (the "Patents and Trademarks"); (b) the issued Patents and Trademarks are subsisting and have not been adjudged invalid or unenforceable, in whole or in part, and there is no litigation or proceeding pending concerning the validity or enforceability of the issued Patents and Trademarks; (c) to the best of MYT's knowledge, each of the issued Patents and Trademarks is valid and enforceable; (d) to the best of MYT's knowledge, there is no infringement by others of the issued Patents and Trademarks; and (e) no claim has been made that the use of any of the Patents and Trademarks does or may violate the rights of any third person, and to the best of MYT's knowledge the use of the Patents and Trademarks does not infringe upon the patent or trademark rights of any third party.

14.   INDEMNIFICATION.

        14.1    DT Indemnification of MYT.    DT shall indemnify and hold harmless MYT and its officers, directors, shareholders, agents, and employees (collectively "MYT") from and against any and all liability, damage, loss, cost, or expense (including reasonable attorneys' fees and disbursements) resulting from any third party claim made, investigation, product recall, or legal proceeding (individually and collectively, a "Proceeding") brought against MYT or to which MYT is subject to the extent such Proceeding arises or is alleged to arise as a result of (i) DT's negligence or willful misconduct; (ii) DT's breach of any of its representations or warranties set forth herein; (iii) DT's material breach of any of the other terms of this Agreement, or (iv) is otherwise caused by or arises or is alleged to arise out of the DT's Product design or specification. Upon being notified of any such Proceeding, MYT shall promptly notify DT in writing thereof and shall permit DT, at the sole cost and expense to DT, to defend and control the defense of such Proceeding. MYT shall have the right to participate in the defense of such Proceeding at its own expense to the extent MYT's interest may be affected in such Proceeding.

        14.2    Indemnification by MYT.    MYT shall indemnify and hold harmless DT and its officers, directors, shareholders, agents, employees (collectively, "DT") from and against any and all liability, damage, loss, cost, or expense (including reasonable attorneys' fees and disbursements) resulting from any third party claim made, investigation, product recall, or legal proceeding (individually and collectively, a "Proceeding") brought against DT or to which DT is subject to the extent such Proceeding arises or is alleged to arise as a result of (i) MYT's negligence or willful misconduct; (ii) MYT's breach of any of its representations or warranties set forth herein; or (iii) MYT's material breach of any of the other terms of this Agreement. Upon being notified of any such claim, investigation or legal proceeding, DT shall promptly notify MYT in writing thereof and shall permit MYT at its sole cost and expense to defend and control the defense of such claim or legal proceeding. DT shall have the right to participate in the defense of such claim or legal proceeding at its own expense to the extent that DT's interests may be affected in such Proceeding.

15.   TERM.

        15.1    Initial Term and Renewal.    The initial term of this Agreement is five (5) years. The Agreement will automatically renew for an indefinite period thereafter, unless either Party provides written notice to the other Party of its intention not to renew the Agreement at least eighteen (18) months prior to the expiration date of the initial term of the Agreement. During the renewal term of the Agreement, either of the Parties will have the right to terminate the Agreement by providing written notice to the other Party eighteen (18) months prior to the date of termination.

16.   TERMINATION.

        16.1    Termination by Non-Breaching Party.    This Agreement may be terminated by a Party in the event the other Party breaches a material term or condition of the Agreement. Except for a breach of a Party's Intellectual Property Rights, in order to terminate the Agreement for breach, a Party must first give written notice of the breach to the other Party, describing the breach in detail, and request that executives of both Parties meet or confer by telephone conference to resolve the breach amicably. If the Parties cannot resolve the breach in this manner within thirty (30) days of the written notice, then a Party can request that the matter be resolved by mediation, to be held in Hawaii, USA at the East/West Center at the University of Hawaii. If the Parties cannot resolve the breach by mediation within thirty days of the date mediation is requested, then a Party may request that the matter be resolved by arbitration to be held in Colorado pursuant to the rules of the American Arbitration Association. If the arbitrator rules that the Agreement has been breached, then the Agreement shall be terminated twelve (12) months after the date of the arbitrator's ruling. During such twelve (12) month period the Parties shall continue to perform their obligations under the Agreement in good faith.

        16.2    Termination for Breach of Intellectual Property Rights.    A Party may immediately seek injunctive relief in the U.S. District Court for the District of Colorado against the other Party for breach of the first Party's Intellectual Property Rights, and each Party hereby agrees to the jurisdiction, and to be subject to the process, of such Court.

        16.3    Effect of Termination.    In the event that this Agreement is terminated in accordance with the provisions of this Article 16, then upon such termination date, or within a reasonable period of time thereafter, DT agrees to purchase and take delivery of, and MYT agrees to sell and deliver to DT or as directed by DT all capital equipment and tooling it has purchased for use in or in connection with MYT's manufacturing line in Nagano for production of Products which (i) is custom made by MYT for use with FLC devices, or (ii) directly handles FLC materials (both of which classifications are hereinafter referred to as "Buyout Equipment and Tooling"). After receiving delivery of the Buyout Equipment and Tooling DT agrees to pay MYT the price therefor, which is that part of the original cost of the Buyout Equipment and Tooling that remains undepreciated (as the term "depreciation" is used in Section 7.1 hereof) at the time of termination. The Parties agree that they will jointly classify all equipment and tooling purchased for use in MYT's manufacturing line in Nagano for Products at the time it is purchased as either Buyout Equipment and Tooling or general purpose equipment and tooling ("General Purpose Equipment and Tooling"), with respect to which DT has no buyout obligation.

17.   GENERAL TERMS.

        17.1    Governing Law.    This Agreement shall be governed by and construed and interpreted in accordance with the laws of the United States and the State of Colorado without giving effect to the principles of choice of law of such state.

        17.2    Headings.    The headings of the Articles, Sections and paragraphs of this Agreement are intended solely for convenience and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof.

        17.3    Severability.    In the event that a court of competent jurisdiction holds that particular provisions or requirements of this Agreement are in violation of any law of the United States or any state thereof, such provisions or requirements shall not be enforced except to the extent they are not in violation of any such law, and all other provisions and requirements of this Agreement shall remain in full force and effect.

        17.4    Force Majeure.    Any delay in the performance of any of the duties or obligations of either Party hereto (except the payment of money owed) shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay, provided that such delay has been caused by or is the result of any acts of God; acts of the public enemy; insurrections; war; riots, embargoes, labor disputes, including strikes, lockouts, job actions, or boycotts; fires; explosions; floods; shortages of material or energy; delay in transportation; any orders, actions or regulations of any governmental or regulatory authority that will prohibit either Party from ordering or furnishing their respective products or performing any other aspect of their respective obligations under this Agreement; or other unforeseeable causes beyond the control and without the fault or negligence of the Party so affected. The Party so affected shall give prompt notice to the other Party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as possible.

        17.5    Notices.    All notices hereunder, other than day-to-day communications, shall be in writing and delivered (i) personally, (ii) by registered or certified mail, postage prepaid; (iii) by overnight courier service, or (iv) by facsimile, confirmed promptly by one of the foregoing delivery methods, to the following addresses of the respective Parties;

If to DT, individual copies to:	With a copy to:
Displaytech, Inc. Attn: Haviland Wright Chief Executive Officer 2602 Clover Basin Drive Longmont, CO 80503-7603 Phone: (303) 772-2191 Fax: (303) 772-2193	Displaytech, Inc. Attn: George E. Clough General Counsel & Secretary 2602 Clover Basin Drive Longmont, CO 80503-7603 Phone: (303) 772-2191 Fax: (303) 772-2193
If to MYT, individual copies to:	With a copy to:
Miyota Co., Ltd. Attn: Yoritake Oya 4107-5 Miyota-machi Kitisaku-gun Nagano-ken 389-0294 Japan Phone: 81 0267 (32) 3331 Fax: 81 0267 (32) 6327	Toshihiko Ide 4107-5 Miyota-machi Kitisaku-gun Nagano-ken 389-0294 Japan 81 0267 (32) 3331 81 0267 (32) 3520

Notices shall be effective: (a) upon receipt if personally delivered or delivered by confirmed facsimile; (b) on the fifth business day following the date of mailing, if mailed; and (c) upon receipt, if sent by overnight courier service. A Party may change its address listed above by notice to the other Party.

        17.6    Waiver; Modification of Agreement.    No waiver or modification or amendment of any of the terms of this Agreement, including its Schedules, shall be valid unless in writing and signed by authorized representatives of both Parties hereto. Failure by either Party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

        17.7    Entire Agreement.    This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all written or oral prior agreements or understandings with respect thereto. No course of dealing or usage of trade shall be used to modify the terms hereof except as expressly set forth otherwise herein.

        17.8    Assignment.    Except for the sale or transfer by DT of all or substantially all of the its business, or DT's merger into another company, this Agreement shall not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably delayed or withheld. Any assignment to which consent is given shall be binding upon, inure to the benefit of, and be enforceable by, the assignee and any successors in interest of the assignee.

        17.9    Remedies.    In addition to the right to terminate this Agreement upon the breach or default of a Party, the other Party shall be entitled to any other remedies to which it may be entitled at law or in equity including, but not limited to, monetary damages.

18.   SCHEDULES ATTACHED.

        18.1    Incorporation of Schedules and Terms.    All Schedules attached to the Agreement shall be deemed a part of this Agreement and incorporated herein. Terms that are defined in this Agreement, and used in any Schedule, have the same meaning in the Schedule as in this Agreement. The Parties acknowledge that on the effective date of this Agreement not all of the Schedules listed below have been completed. Each Party agrees, however, to use diligent, good faith efforts to complete the contents of all such Schedules within sixty (60) days of the effective date of this Agreement. If the parties fail to complete all such Schedules by the sixtieth day after the effective date of this Agreement, and the Parties have not agreed on an extension of such time period, then either Party may terminate this agreement on thirty (30) days written notice to the other Party.

        18.2    List of Schedules.    The following Schedules are hereby made a part of this Agreement:

Schedule 2.3    Product Description
Schedule 2.4    Process Procedure Documentation
Schedule 3.1    Minimum Annual Volume Requirements for PLP Exclusivity
Schedule 3.2    Pricing Formula for Finished Products for Private Label Products
Schedule 4.1    Timeline for Installation of Manufacturing Facilities
Schedule 5.2    Product Ordering Procedures
Schedule 5.4    Materials and Component Parts
Schedule 6.6    Quality and Acceptance Tests
Schedule 7.1    Price

19.   COOPERATION OF PARTIES.

        19.1    Future Circumstances.    The Parties have set forth in this Agreement their mutual understanding and commitments regarding the development, manufacture and sale of the Products. The Parties further understand that they will cooperate and negotiate in good faith with each other in order to resolve any future differences and to agree upon adjustments or modifications hereto which may be needed due to future circumstances, and to otherwise act to promote a long term relationship regarding the Products and any future business dealings between the Parties.

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

MIYOTA CO., LTD.		DISPLAYTECH, INC.
By:	/s/ EIJI KAWAKAMI	By:	/s/ HAVILAND WRIGHT
Name:	Eiji Kawakami	Name:	Haviland Wright
Title:	President	Title:	CEO

AMENDMENT
NO. 1

        This agreement ("Amendment") dated Mar. 25, 1999, is entered into by and between Displaytech, Inc., a corporation organized and existing under the laws of the State of Colorado in the United States of America, with its principal place of business located at 2602 Clover Basin Drive, Longmont, CO 80503 U.S.A. ("DT"), and Miyota Co., Ltd., established and existing under the laws of Japan, with its registered office located at 4107-5 Miyota-machi, Kitasaku-gun, Nagano-ken, 389-0294 Japan ("MYT" along with DT a "Party", and together the "Parties"). This Amendment amends that certain Manufacturing Agreement dated December 10, 1999 entered into by the Parties as follows:

1.
Third "Whereas" Clause.    Page 1, lines 4 and 5. The phrase "... which performance of MYT manufacturing services is for, upon the order of or on behalf of DT..," is changed to "... which performance of MYT manufacturing services is for or upon the order of DT.... "

2.
Section 2.1.    Page 3, lines 1 and 2. The phrase "...MYT will manufacture Products for, upon the order of or on behalf of DT..," is changed to "... MYT will manufacture Products for or upon the order of DT.... "

3.
Section 2.4.    Page 3, line 2. The word "development" is deleted and replaced with the word "design".

4.
Section 2.6.    Page 4, line 2. The words "on behalf of" are deleted.

5.
Section 3.4.    Page 5, line 4. The words "or on behalf of" are deleted.

6.
Section 6.8.    Page 11. Section 6.8 is deleted in its entirety and replaced with the following section:

6.8
Shipment Terms, Title and Risk of Loss.    Finished Products delivered outside Japan shall be shipped from MYT's Nagano plant [*****]. Payment of the price for the Finished Products shall be as provided in Section 7.2 hereof. Shipment of Finished Products sold and delivered inside Japan will be [*****].

7.
Section 11.3.    Page 14, lines 3. The words "or on behalf" are deleted.

8.
Section 13.1.2.    Page 16, line 4. The words "on behalf of DT" are deleted.

Except as modified hereby, the Agreement shall remain in full force and effect. The Parties agree that the changes set forth in this Amendment will be implemented by replacing the affected pages in the Agreement with new pages that incorporate the changes.

        IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

MIYOTA CO., LTD.		DISPLAYTECH, INC.
By:	/s/ YORITAKE OYA	By:	/s/ HAVILAND WRIGHT
Name:	Yoritake Oya	Name:	Haviland Wright
Title:	Managing Director	Title:	C.E.O.

1

AMENDMENT
NO. 2

        This agreement ("Amendment") dated July 24, 2001 is entered into by and between Displaytech, Inc., a corporation organized and existing under the laws of the State of Colorado in the United States of America, with its principal place of business located at 2602 Clover Basin Drive, Longmont, CO 80503 U.S.A. ("DT"), and Miyota Co., Ltd., established and existing under the laws of Japan, with its registered office located at 4107-5 Miyota-machi, Kitasaku-gun, Nagano-ken, 389-0294 Japan ("MYT" along with DT a "Party", and together the "Parties"). This Amendment amends that certain Manufacturing Agreement between the Parties dated December 10, 1998, as amended by Amendment No. 1 dated March 25, 1999, as follows:

        1.    Article 15, Term.    Section 15.1, Initial Term and Renewal, is hereby amended to read in its entirety as follows:

          15.1    Initial Term and Renewal.    The initial term of this Agreement is eight (8) years. The Agreement will automatically renew for an indefinite period thereafter, unless either Party provides written notice to the other Party of its intention not to renew the Agreement at least eighteen (18) months prior to the expiration date of the initial term of the Agreement. During the renewal term of the Agreement, either of the Parties will have the right to terminate the Agreement by providing written notice to the other Party eighteen (18) months prior to the date of termination.

        Except as amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

MIYOTA CO., LTD.		DISPLAYTECH, INC.
By:	/s/ YUZO MAEKAWA	By:	/s/ HAVILAND WRIGHT
Name:	Yuzo Maekawa	Name:	Haviland Wright
Title:	President	Title:	Chairman and CEO

1

AMENDMENT
NO. 3

        THIS AMENDMENT NO. 3 (this "Amendment"), dated March 17, 2003, is entered into by and between Displaytech, Inc., a corporation organized and existing under the laws of the State of Colorado in the United States of America, with its principal place of business located at 2602 Clover Basin Drive, Longmont, CO 80503 U.S.A. ("DT"), and Miyota Co., Ltd., established and existing under the laws of Japan, with its registered office located at 4107-5 Miyota-machi, Kitasaku-gun, Nagano-ken, 389-0294 Japan ("MYT" along with DT a "Party," and together the "Parties").

        This Amendment amends that certain Manufacturing Agreement between the Parties dated December 10, 1998, as amended by Amendment No. 1 dated March 25, 1999, and Amendment No. 2 dated July 24, 2001 (the "Original Agreement"), as follows:

        1.    Definitions.    The following definitions shall be added to Section 1 of the Original Agreement:

          "Affiliate" of a Party means any entity or person which directly or indirectly controls, is controlled by, or is under common control with such Party.

          "HP" means Hewlett-Packard Company, a Delaware corporation.

          "Line" means all areas of MYT's manufacturing facilities that are used by MYT to manufacture the Products.

        2.    Design and Manufacture of Products.    Section 2 of the Original Agreement shall be amended as follows:

          (a)   Section 2.4 shall be deleted in its entirety and the following shall inserted in lieu thereof

    Manufacturing Processes for Products. DT will be responsible for the design of manufacturing processes for the Products, whether such processes are implemented in DT's facilities in Longmont, Colorado, or in MYT's facilities in Nagano, Japan. As provided below, MYT agrees to collaborate with DT toward the development and refinement of manufacturing processes for the Products. DT will document all material information related to its manufacturing processes and include such information in a schedule attached hereto as Schedule 2.4, Process Procedure Documentation. Such documentation will include specifications for each process, a process flow chart and certain standards, such as, but not limited to, assembly, environmental and safety standards. All material information related to the manufacturing process subsequently developed during the term of this Agreement or any renewal period, whether by DT or MYT, will be documented and added to Schedule 2.4. DT will furnish such documentation to MYT, free of charge, for the sole purpose of enabling MYT to manufacture the Products under the terms of this Agreement. MYT agrees that, if it determines that the Products can be manufactured more efficiently or for less cost by changing, adding to or deleting from any of DT's manufacturing processes, it will (1) perform reasonable testing on the proposed modified process prior to implementation; (2) notify DT of the proposed modified process prior to implementation; (3) supply DT with statistical information demonstrating process efficacy and reliability; (4) unless otherwise agreed to by the Parties, execute all necessary assignments and other documentation necessary to assign the Intellectual Property associated with such modified process in accordance with Section 11; and (5) create appropriate documentation of the proposed modified manufacturing process and deliver it to DT. Notwithstanding the foregoing, MYT shall direct and complete the manufacture of the Products under this Agreement in a safe, useful and workmanlike manner, in compliance with good engineering practices, and shall comply with all applicable laws, rules, ordinances, regulations and the like, including but not limited to those related to safety, health, environmental and employee matters.

          (b)   Sections 2.5.2 and 2.5.3 shall be deleted in their entirety.

        3.    Covenants relating to HP.    A new Section 6.12 shall be added to the Original Agreement as follows:

          6.12    Covenants Relating to HP.

            6.12.1    Obligations to HP.    HP and DT have an agreement relating to the sale of the Products for use in digital still cameras ("DSCs"). Pursuant to such agreement, DT has agreed to supply MYT with sufficient FLC materials to support HP's forecast for the purchase of Finished Products through calendar year 2004. In furtherance of the foregoing, DT will train MYT on the process used to store such FLC materials. MYT hereby agrees to hold such FLC materials in trust for DT and HP and use such FLC materials solely for the manufacturing of Products ordered by HP. In addition, at the request of HP, MYT hereby agrees to sell Products for use in DSCs directly to HP under the terms and conditions set forth on Schedule 6.12, HP Pricing, as amended from time to time, to HP as a second source of supply.

            6.12.2    Audit Rights.    HP or any person designated by HP (other than direct competitors of MYT) shall have the right to visit MYT's manufacturing facilities and the Line during normal business hours and to inspect MYT's operation relating to the manufacture of Finished Products for use in DSCs being sold to HP only. HP or its authorized representatives shall have the right to inspect all incoming materials, inventory and Finished Products for conformity to the Product specifications and quality standards (as all of such relate to the manufacture of Finished Products for use in DSCs being sold to HP only); provided that such inspection shall not unreasonably disrupt MYT's operations; and provided further that HP or any person designated by HP agrees that it will keep in confidence any information it comes to know in the course of the inspection and will not use such information for any purpose other than the inspection and the possible recommendation to MYT of a corrective action. Any such inspections prior to delivery of any Finished Products to HP shall not constitute final acceptance by DT or HP. MYT agrees to implement within a reasonable time all mutually agreed corrective action recommended by HP or its representatives to MYT.

            6.12.3    Pricing.    To the extent that HP uses MYT as a second source of supply, MYT agrees to maintain the same supply volume to HP as committed to DT for the sale of Finished Products to HP at the then current price in effect at the time of any order of such Products by HP in accordance with Section 6.12.1 when DT is unable to supply to HP. If DT is able to supply to HP, and HP requests Miyota to sell directly to HP, then Miyota will charge HP [*****].

            6.12.4    Agreement with HP.    MYT agrees to use its best efforts to negotiate an agreement with HP confirming MYT's responsibilities as a second source of supply contemplated under this Section 6.12.

        4.     Section 17 of the Original Agreement shall be amended as follows:

          (a)   Section 17.8 shall be deleted in its entirety and the following shall be inserted in lieu thereof:

            17.8    Assignment.    Except for the sale or transfer by DT of all or substantially all of its assets, a sale of a majority ownership in DT's capital stock, DT's merger into another company, or any assignment by DT of all or part of this Agreement to an Affiliate, this Agreement shall not be assigned (by contract, operation of law or change of control) by either Party without the prior written consent of the other Party, which consent shall not be unreasonably delayed or withheld. Any assignment to which consent is given shall be binding upon, inure to the benefit of, and be enforceable by and against, the assignee and any successors and assigns of the assignee. DT agrees to give MYT reasonable notice of the sale

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    or transfer by DT of all or substantially all of its assets, a sale of a majority ownership in DT's capital stock, DT's merger into another company or any assignment to an Affiliate of DT; however, failure to give such notice shall not prevent DT from consummating such sale, transfer or merger.

          (b)   A new Section 17.10 shall be added as follows:

            17.10    Governing Language.    The Parties acknowledge and agree that this Agreement has been entered into in the English language, which language shall govern in all respects. Any translation of this Agreement shall be for convenience only and shall not be binding upon the Parties. All written communications between the Parties shall be in English, including, but not limited to, written communications relating to changes or modifications in the manufacturing processes for the Products as contemplated under Section 2.4 of this Agreement.

        5.    Schedules.    Schedule 6.12, HP Pricing (which Schedule is attached hereto) shall be attached to the Original Agreement.

        6.    Amendment No. 4.    The Parties hereby agree to use best efforts to negotiate a definitive Amendment No. 4 to the Original Agreement by March 30, 2003. Amendment No. 4 will address (i) the use of MYT's manufacturing facilities for third parties, (ii) licenses and assignments of certain intellectual property necessary to permit such activities and to protect the Parties in the event of bankruptcy and other circumstances, and (iii) additional amendments that are necessary to clarify the Original Agreement, to comply with certain legal requirements, to update the Schedules and to enable DT to make certain certifications relating to government grants.

        7.    Conflict.    If any conflict should arise between the terms and provisions of this Amendment and the Original Agreement, this Amendment shall govern.

        8.    No Other Amendments.    Except as amended hereby, the Original Agreement shall remain in full force and effect in accordance with its original terms.

        9.    Counterparts.    This Amendment may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one and the same document. Executed counterparts sent by facsimile or by other means of transmission shall be effective as originals.

[The remainder of this page is intentionally left blank.]

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        IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

MIYOTA CO., LTD.		DISPLAYTECH, INC.
By:	/s/ YUZO MAEKAWA Name: Yuzo Maekawa Title: President	By:	/s/ RICHARD BARTON Name: Richard Barton Title: CEO

[Signature Page to Amendment No. 3]

AMENDMENT
NO. 4

        THIS AMENDMENT NO. 4 (this "Amendment"), dated April 24, 2003, is entered into by and between Displaytech, Inc., a corporation organized and existing under the laws of the State of Colorado in the United States of America, with its principal place of business located at 2602 Clover Basin Drive, Longmont, CO 80503 U.S.A. ("DT"), and Miyota Co., Ltd., established and existing under the laws of Japan, with its registered office located at 4107-5 Miyota-machi, Kitasaku-gun, Nagano-ken, 389-0294 Japan ("MYT" along with DT a "Party," and together the "Parties").

        This Amendment amends that certain Manufacturing Agreement between the Parties dated December 10, 1998, as amended by Amendment No. 1 dated March 25, 1999, Amendment No. 2 dated July 24, 2001, and Amendment No. 3 dated March 13, 2003 (the "Original Agreement"), as follows:

        1.    Definitions.

        (a)   The following definitions shall be added to Section 1 of the Original Agreement:

          "Competitive Products" means (i) any FLC based glass-on-silicon or glass-on-glass device and (ii) any viewfinder which is manufactured using FOL or MOL processes. Notwithstanding the foregoing, certain FLC based glass-on-glass devices which are manufactured not using FOL or MOL may be excluded from the Competitive Products upon written consent of DT. Schedule 1.C, Competitive Products sets forth the Competitive Products identified as of the date of this Agreement.

          "DT Intellectual Property" means all Intellectual Property, other than the Joint Intellectual Property, whether developed by or on behalf of (including subcontractors) MYT and/or DT or licensed by DT: (1) related to the Products, or any portion thereof, (including without limitation the design, manufacture or operation of the Products), the FLCs, the Line, FOL, MOL, IAL, IA, EAL, EA or EOL; (2) arising as a result of or in the course of this Agreement, (3) all Intellectual Property provided to MYT by DT, and (4) all modifications, derivative works, bug fixes, updates, upgrades and other improvements thereto.

          "EA" means the engine assembly, which is described as follows: the engine assembly mounts the output from the IAL in a housing that includes imaging optics.

          "EAL" means the manufacturing process used to assemble the EA.

          "IA" means the illuminator assembly, which is attached to the output from the EOL (cell packaged on flex circuit or printed circuit board). The illuminator assembly contains the LED and a front light.

          "IAL" means the manufacturing process used to assemble the IA including the testing of the viewfinder module for quality.

          "Intellectual Property" means: (1) all knowledge and information, in whatever form or medium that may or may not be generally known, that gives to one the ability to produce or market something that one otherwise would not have known how to produce or market with the same accuracy or precision, including without limitation, techniques, concepts, ideas, algorithms, processes, procedures, improvements, discoveries, inventions and invention disclosure (whether patentable, unpatentable or reduced to practice); business, engineering and other plans; formulae, designs, masks, data, databases, writings and works of authorship regardless whether such is protected; all information in any form relating to the design, manufacture, production, operation, maintenance and utilization of any product; computer programs, including object codes and source codes; standard work procedures; bills of material; vendor information; parts, jig, fixture, tool and component lists; equipment information; test procedures; and operations, maintenance, user and service manuals and catalog data; (2) original works of authorship in any tangible medium of expression; and (3) any and all intellectual property rights known or hereafter arising or recognized in any jurisdiction in the world (regardless of whether such rights are registered or unregistered)

  relating the foregoing, including without limitation: (a) mask works rights (including, not limited to any rights arising under the United States Semiconductor Protection Act); (b) rights associated with works of authorship throughout the universe, including, but not limited to, copyrights and moral rights; (c) trademark, trade name or similar rights; (d) trade secret rights; (e) patent, invention, design, any other industrial rights; (f) all other intellectual property rights (of every kind and nature throughout the universe and however designated) whether arising by operation of law, contract, license, or otherwise; (g) all disclosures, applications, registrations, renewals, extensions, continuations, divisions, or reissues hereof now or hereafter in force (including any rights in any of the foregoing); and (h) the right to bring suit (under any of the foregoing rights) for monetary, injunctive or other relief against any past, present or future infringer.

          "Joint Intellectual Property" means all Intellectual Property developed solely by or on behalf of MYT relating solely to the Line, FOL, MOL, IAL, IA, EAL, EA or EOL and/or the Products and all modifications, derivative works, bug fixes, updates, upgrades and other improvements thereto.

          "MYT Intellectual Property" means any Intellectual Property: (1) developed by or for MYT prior to this Agreement or (2) developed by or for MYT during the term of this Agreement that is not based on or related to the DT Intellectual Property.

          "Restricted Patents" means all non-published information and Japanese patent rights relating to the following United States patents and patent applications including any continuation, continuation-in-part, divisional, reissue and renewal:

      5,808,800
      6,025,890
      6,038,005
      6,195,136
      6,359,723
      Serial No. 10/067516

        (b)   The definition of "Products" under Section 1.1 of the Original Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof:

          "Products" shall mean all FLC micro-display glass-on-silicon and glass-on-glass devices which are based on or incorporate or include DT Intellectual Property and all other products, if such products and devices are agreed to be incorporated into this Agreement by MYT and DT, manufactured by or for MYT for or on behalf of DT, from time to time. For purposes of clarification, this Agreement shall not apply to any products or devices that are not manufactured by or for MYT.

        2.    Use of Manufacturing Facilities.    A new Section 2.7 shall be added to the Original Agreement as follows:

          2.7    Use of Manufacturing Facilities.

            2.7.1    Use of Manufacturing Facilities.

              (a)   Except as expressly permitted in Sections 2.7.1(b) and 6.12, MYT agrees not to use the Line or any DT intellectual Property for any purpose except for the manufacture of the Products and, subject to Sections 2.7.1(c) and 11.1.3, the PLPs.

              (b)   Subject to the limitations set forth in Section 2.7.1(c) subject to Sections 3.4, 4.11, 6, 10 and 11, MYT may use the Line and its other manufacturing facilities to manufacture products for or on behalf of third parties; provided that, MYT shall notify DT in writing of the names of such third parties and the types of products manufactured

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      for or on behalf of such third parties twice a year; by the end of June and December every year.

              (c)   Unless otherwise agreed to by the Parties and subject Section 11, during the term of this Agreement and for a period of two years thereafter, MYT agrees not to use the Line, the DT Intellectual Property or its other manufacturing facilities to manufacture any Competitive Product nor shall MYT or any of its Affiliates participate, directly or indirectly, in the design, manufacture or sale of any Competitive Product. In the event MYT is manufacturing a product or device designed to perform substantially similar function as, or be a substitute or replacement for, the Products, DT and MYT shall discuss in good faith whether MYT should continue to manufacture and sell such product or device, provided however that, in any event, subject always to Section 2.7.3, MYT may manufacture and sell such product unless and until DT and MYT reach an agreement that MYT cease to manufacture and sell such product or device (in which case MYT may continue to manufacture and sell such product or device until the expiration of the then current term of the applicable manufacturing agreement, or as the Parties otherwise agree) or until the expiration of the then current term of the applicable manufacturing agreement. MYT covenants and agrees not to enter into any agreement with a third party for the manufacture of any product or device (regardless of whether it is a Competitive Product) requiring the use of the Line or any DT Intellectual Property for a term of more than three (3) years and covenants and agrees not to enter into any contract or agreement in conflict with the provisions of this Agreement. The scope and effect of the covenants contained in this Section 2.7.1(c) shall be as broad as may be permitted pursuant to the provisions of applicable law. To the extent that the language of this subsection may restrict competition to a greater extent than that permitted by applicable law, it shall be effective only to the extent permitted by applicable law.

            2.7.2    Royalty; Line Access Fee.    In return for the license granted in Section 11.1, MYT shall pay to DT a royalty [*****] (payable in U.S. dollars) of all gross revenue (as determined in accordance with generally acceptable accounting principles in the United States, consistently applied), recognized by MYT as a result of using FOL or MOL or any DT Intellectual Property in the manufacture or sales of non-FLC micro-display products (except the Products), which are manufactured using FOL or MOL. In the event that MYT manufactures products or devices using FOL or MOL pursuant to an agreement, understanding or arrangement ("Arrangement") (such as, among other things an arrangement involving a division of profits or special rebates or allowances) with an Affiliate or with any third party with which MYT or any Affiliate of MYT has such an Arrangement and which Arrangement results in extending to such Affiliate or third party lower prices, fees or rates than those charged to DT or other concerns buying similar products in similar amounts and under similar conditions, then the royalties to be paid hereunder with respect to such products or devices shall be based on the gross sales price at which the purchaser of such products or devices so resells such products or devices.

            For purposes of this Section 2.7.2, "gross revenue" shall not include the following: (i) sales, use and/or other taxes or duties actually paid, (ii) normal and customary rebates, and cash and trade discounts, actually taken, (iii) cost of any shipping packages and packing, (iv) insurance costs and transportation charges, (v) import and/or export duties actually paid, and (vi) amounts allowed credited due to return, all of such items set forth in subsections (i)-(vi) shall itemized, to the extent applicable, on MYT's written report to DT under Section 2.7.2(a).

              (a)   Within 30 days of the end of each calendar quarter following any use of the Line or any DT Intellectual Property pursuant to the license in Section 11.1, MYT shall

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      furnish DT with a written report setting forth the revenue it recognized from the use of the Line or any DT Intellectual Property by third parties during the previous period and the computation of the royalties payable with respect thereto. Each report shall be accompanied by the amount due (in U.S. dollars) for that period, if any.

              (b)   MYT shall keep accurate records in sufficient detail to enable royalties payable to DT hereunder to be determined and it shall permit such records to be inspected once per calendar quarter upon written notice by DT, during reasonable business hours, by DT, a certified public accountant or firm of certified public accountants appointed by DT, or any other advisor of DT, at DT's expense, to the extent necessary to verify the amount of royalties payable hereunder to DT.

              (c)   All royalties or other amounts called for by this Agreement shall be made without deduction for taxes, assessments, or other charges of any kind which may be imposed on the Parties by the government of the Japan or any other government or political subdivision of any government, and such taxes, assessments, or other charges shall be the responsibility of and paid by MYT. Notwithstanding the foregoing, any income or other tax that MYT is required to withhold on behalf of DT with respect to the royalties owed pursuant to this Agreement shall be deducted by MYT from the royalties prior to remittance. Within 60 days after each payment of royalties to DT, MYT shall furnish to DT evidence of any such taxes withheld.

              (d)   The United States currency payments under this Agreement shall be determined on the basis of the Official Rate of Exchange, as quoted by the Wall Street Journal, New York, New York, U.S.A., on the date (or closest preceding business day) that such payment is due; provided that, if such exchange rate is not quoted in the Wall Street Journal, the closing transfer buying rates quoted by Citibank, N.A. in New York, New York, U.S.A., shall be employed in effecting such conversion.

            2.7.3    Capacity.    MYT acknowledges and agrees that its manufacturing activities on behalf of third parties [*****], shall not interrupt or in any way interfere with its capacity to manufacture Products to fulfill the requirements of DT and HP as set forth herein. DT shall be entitled to priority for manufacturing capacity to manufacture Products, including Products for PLPs, to fulfill the requirements of DT and HP before MYT or any other customer of MYT. In the event that MYT is unable to fulfill DT's and HP's requirements for the Products as set forth herein for any 60-day period, DT, at its option, may require MYT to cease manufacturing operations on behalf of MYT or any of its other customers (including all manufacturing relating to the PLP) and DT may, at its option, secure other means to fulfill its volume requirements.

        3.    Access to Manufacturing Facilities.    A new Section 2.8 shall be added to the Original Agreement as follows:

          2.8    Access to Manufacturing Facilities.

            2.8.1    DT's Access.    DT or any person designated by DT (other than direct competitors of MYT) shall have the right to visit MYT's manufacturing facilities and the Line during normal business hours and to inspect MYT's operation relating to the performance of its obligations hereunder. DT or its authorized representatives shall have the right to inspect all incoming materials, inventory, Finished Products for conformity to the Product specifications and quality standards provided that such inspection shall not unreasonably disrupt MYT's operations. Any such inspections and/or payments prior to delivery of any Finished Products shall not constitute final acceptance by DT. MYT agrees to implement within a reasonable time all mutually agreed corrective action recommended by DT or its representative to MYT.

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    In addition, MYT agrees to grant DT reasonable access to the reports, records and other documents relating to the manufacture of the Products, including copies of all inspection and other reports by governmental regulatory agencies.

            2.8.2    Third Part Access.    During the term of this Agreement, MYT may grant access to the Line to a third party for or on behalf of which MYT manufactures products using the Line, provided that the confidentiality obligations of MYT under Section 12 shall be in full force and effect and provided further that, prior to such third party's access, MYT shall require that such third party execute a confidentiality agreement no less restrictive than the confidentiality obligations set forth in Section 12. Notwithstanding the foregoing, MYT shall not permit any third party that sells, manufactures, distributes or otherwise markets any Competitive Product (as further detailed on Schedule 1.C, Competitive Products) access to the Line and for all purposes of this Agreement and any confidentiality agreement entered into with third parties, all information relating to the Line and the Products, whether disclosed orally or in writing, shall be deemed to be Confidential Information.

        4.    Finished Products.    The following shall be inserted after the last sentence in Section 6.5 of the Original Agreement:

    MYT will use its best efforts to manufacture and sell to DT all quantities of the Product ordered by DT and HP in accordance with the Product order schedule. If the requested quantities of the Products are not met due to down time on the Line, use of the Line or other manufacturing facilities for third parties or itself or any failures under MYT's control and responsibility, MYT will take measures, at its cost, to make up the shortages. If shortages are due in any way to conditions solely caused by DT, DT will provide direction on whether and how to make up the shortage and will be responsible for any associated incremental cost.

        5.    Price.    The following shall be inserted after the last sentence in Section 7.1 of the Original Agreement:

          MYT agrees that overhead costs paid by DT shall not [*****]. MYT further agrees that deductions shall be made to the cost of the Products [*****]. MYT covenants and agrees that the prices, rates, charges or fees used in the determination of its manufacturing costs for the price of the Products in accordance with Section 7.1 are not less favorable than those currently and in the future extended to other customers, or to MYT's Affiliates, for similar manufacturing activities and quantities. DT shall automatically have the benefit of any lower prices, rates, charges or fees provided to MYT's other customers, or to its Affiliates (based on sales volumes similar to or more than that of MYT's other customers and Affiliates), using the Line and its manufacturing facilities in accordance with Section 2.7.1. MYT agrees to use best efforts to purchase materials from vendors and suppliers who can supply materials for MYT's manufacturing activities on behalf of DT and on behalf of itself, its Affiliates or third parties, in order to provide additional cost savings to DT as a result of higher volume discounts. The prices charged to DT by MYT for such materials shall be not less favorable than the prices charged by MYT to third parties or its Affiliates for such materials where volumes are similar to MYT's customers' or its Affiliates' volumes.

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        6.    Exclusive Agreement.    Section 10 of the Original Agreement shall be amended as follows:

          (a)   Section 10.1 shall be deleted in its entirety and the following shall be inserted in lieu thereof:

            10.1    DT.    Except as expressly permitted in Sections 2.7 and 3.1 and except for manufacturing Products on its own manufacturing line in Longmont, Colorado, DT will not manufacture or have a third party manufacture Products during the term of this Agreement or any renewal thereof. Notwithstanding the foregoing, in the event of a breach or default by MYT under this Agreement that remains uncured for a period of 60 days after notice thereof from DT or if DT elects to seek a second source of supply or to find a new distributor under Sections 2.7 and 3.1, at DT's option, and in addition to all of DT's other rights and remedies hereunder, this Agreement shall become non-exclusive with respect to DT's obligations to MYT only and DT may manufacture and sell any Products (including the PLPs) itself or through any third party (and all minimum purchase requirements under Section 9 shall terminate) and DT may supply FLC materials to any third party to manufacture the Products; provided, however, MYT shall continue to be bound by all of the terms and conditions of this Agreement. To the extent that DT elects to use a second source of supply under this Section 10.1 and so long as this Agreement has not expired or been terminated, if MYT cures any breach or default after the 60 cure period set forth above (provided, however, this clause shall not create any additional cure rights for a breach or default by MYT) and MYT is able to fulfill DT's pricing, capacity, quality and other requirements under the terms of this Agreement by the third anniversary date of DT's election to contract with a second source of supply and to maintain a non-exclusive relationship with MYT, then DT shall agree to convert this Agreement back to an exclusive manufacturing relationship for the remainder of the term of this Agreement.

          (b)   Section 10.2 shall be deleted in its entirety and the following shall be inserted in lieu thereof:

            10.2    MYT.    Except as expressly permitted in Section 2.7 and subject to the terms and conditions of Section 2.7, MYT agrees that it will use the manufacturing equipment it installs in Nagano to manufacture Products in accordance with this Agreement only for the manufacture of Products and Finished Products, and no others.

        7.    Intellectual Property Rights.    Sections 11.1, 11.2, and 11.3 of the Original Agreement are hereby deleted in their entirety and the following is hereby inserted in lieu thereof together with new Sections 11.5, 11.6, and 11.7:

          11.1    DT Intellectual Property.

            11.1.1    Ownership.    Except for the limited licenses explicitly granted in this Section 11.1, DT retains all right, title and interest in and to the DT intellectual Property. To the extent MYT has or acquires any right, title or interest in or to the DT Intellectual Property, MYT hereby irrevocably transfers and assigns all such right, title or interest to DT. To the extent MYT retains any rights in or to the DT Intellectual Property that, as a matter of law, cannot be transferred or assigned to DT, including without limitation any moral rights (collectively, "DT Retained Rights"), MYT hereby unconditionally and irrevocably waives the enforcement of such DT Retained Rights, and all claims and causes of action of any kind against DT with respect thereto, and agrees, at DT's request and expense, to consent to and join in any action to enforce such DT Retained Rights on DT's behalf. MYT shall, during the term of this Agreement and at any time thereafter, execute any documents and take such other actions as deemed necessary (at DT's cost and expense) by DT to protect and convey the rights of DT

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    in and to the DT Intellectual Property. MYT shall not subject any DT Intellectual Property (or any portions thereof) to any security interest, lien or other encumbrance.

            11.1.2    License to Manufacture on Behalf of DT.    DT hereby grants to MYT a limited, non-transferable, royalty-free, non-exclusive license to use and modify (solely with respect to the DT Intellectual Property relating to manufacturing processes) the DT Intellectual Property for the sole purpose of manufacturing the Products on behalf of DT [*****] using the Line only, subject to the terms and conditions of this Agreement. MYT shall not have any right to sublicense its rights under this Section 11.1.2.

            11.1.3    License to Use DT Intellectual Property for PLPs.    DT hereby grants to MYT a limited, non-transferable, non-exclusive license to use the DT Intellectual Property to sell, offer to sell and import the PLPs under the terms of this Agreement. In addition, DT hereby grants to MYT a limited, non-transferable, non-exclusive license to make PLPs under the Restricted Patents under the terms of this Agreement. MYT shall not have any right to sublicense its rights under this Section 11.1.3.

            11.1.4    License to Manufacture on Behalf of MYT or Third Parties.    Subject to the limitations set forth in Section 2.7, DT hereby grants to MYT a limited, royalty-bearing (with respect to the use of the FOL and MOL only), non-transferable, non-exclusive license to use the DT Intellectual Property, solely as the DT Intellectual Property relates to the operation of the Line and not with respect to any of the Products, to manufacture products or other devices on behalf of itself and/or for third parties. MYT shall not have any right to sublicense its rights under this Section 11.1.4.

          11.2    MYT Intellectual Property.

            11.2.1    Ownership.    Except for the limited license explicitly granted in Section 11.2.2, MYT retains all right, title and interest in and to the MYT Intellectual Property. To the extent DT has or acquires any right, title or interest in or to the MYT Intellectual Property, DT hereby irrevocably transfers and assigns all such right, title or interest to MYT. To the extent DT retains any rights in or to the MYT Intellectual Property that, as a matter of law, cannot be transferred or assigned to MYT, including without limitation any moral rights (collectively, "MYT Retained Rights"), DT hereby unconditionally and irrevocably waives the enforcement of such MYT Retained Rights, and all claims and causes of action of any kind against MYT with respect thereto, and agrees, at MYT's request and expense, to consent to and join in any action to enforce such MYT Retained Rights on MYT's behalf. DT shall, during the term of this Agreement and at any time thereafter, execute any documents and take such other actions as deemed necessary by MYT (at MYT's cost and expense) to protect and convey the rights of MYT in and to the MYT Intellectual Property.

            11.2.2    License.    To the extent MYT incorporates any MYT Intellectual Property into (a) any manufacturing process for the Products (b) in the Products or (c) otherwise uses the MYT Intellectual Property in connection with this Agreement, MYT hereby grants DT and its Affiliates a transferable, worldwide, irrevocable, perpetual, unlimited, royalty-free, fully-paid license, with the right to sublicense through multiple tiers of sublicensees, to use the MYT Intellectual Property to use, modify, make, import, sell, and offer to sell any product or device that incorporates such MYT Intellectual Property or any improvements made by DT thereto.

          11.3    Restrictions.

            11.3.1    DT Intellectual Property.    Except as permitted under Section 11.1, MYT and its Affiliates shall not, and shall not permit or encourage any third party to: (a) modify, adapt, alter, translate, port or create derivative works of or from the DT Intellectual Property; (b) sublicense, distribute, sell, lease, rent, loan, or otherwise transfer the DT Intellectual

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    Property; (c) reverse engineer, decompile, disassemble, or otherwise attempt to derive the formula for or any other proprietary information or trade secrets from the DT Intellectual Property; (d) remove, alter, or obscure any proprietary notices (including, without limitation, any copyright or trademark notices) of DT or its licensors and suppliers from the DT Intellectual Property; or (e) otherwise use, reproduce, display or copy the DT Intellectual Property. Some of the foregoing restrictions may not apply to MYT under the particular laws of the jurisdiction which MYT operates, in which case such restrictions shall not apply to the extent prohibited by or in conflict with such applicable law. Except as expressly provided in Section 11.1 or as otherwise agreed to by the Parties, DT grants no rights or licenses to MYT, by implication, estoppel, or otherwise, in or to the DT Intellectual Property including, but not limited to, the right to make or sell any Product outside of Japan or the right to have any Product or PLP made by a third party. All rights not expressly granted to MYT hereunder are reserved by DT.

            11.3.2    MYT Intellectual Property.    Except as permitted under Section 11.2, DT and its Affiliates shall not, and shall not permit or encourage any third party to: (a) modify, adapt, alter, translate, port or create derivative works of or from the MYT Intellectual Property; (b) sublicense, distribute, sell, lease, rent, loan, or otherwise transfer the MYT Intellectual Property; (c) reverse engineer, decompile, disassemble, or otherwise attempt to derive the source code for or any other proprietary information or trade secrets from the MYT Intellectual Property; (d) remove, alter, or obscure any proprietary notices (including, without limitation, any copyright or trademark notices) of MYT or its licensors and suppliers from the MYT Intellectual Property; or (e) otherwise use, reproduce, display or copy the MYT Intellectual Property. Some of the foregoing restrictions may not apply to DT under the particular laws of the jurisdiction which DT operates, in which case such restrictions shall not apply to the extent prohibited by or in conflict with such applicable law. Except as provided in Section 11.2 above, MYT grants no rights or licenses to DT, by implication, estoppel, or otherwise, in or to the MYT Intellectual Property. All rights not expressly granted to DT hereunder are reserved by MYT.

          11.5    Joint Intellectual Property.    Any and all Joint Intellectual Property shall be subject to the following provisions:

            11.5.1    Ownership.

            (a)   Subject to the terms and conditions of this Agreement, all Joint Intellectual Property shall be owned jointly and equally by MYT and DT. Each Party hereby acknowledges and agrees that, except as otherwise set forth expressly below, the Parties each own an equal undivided interest in and to any and all Joint Intellectual Property, subject to the rights and obligations set forth herein.

            (b)   To the extent either Party has or acquires any greater right, title or interest in or to the Joint Intellectual Property than the other Party, the Party having such greater interest hereby assigns, to the other Party, such rights as necessary to effectuate the joint ownership set forth in Section 11.5.1.(a).

            (c)   Patent applications covering Joint Intellectual Property and patents issuing thereon, applications for copyright registration for any Joint Intellectual Property, and any and all extensions, divisions, renewals, reissues and continuations of any and each of the foregoing will be filed and prosecuted by counsel selected by DT and MYT and maintained jointly and equally by DT and MYT, and both Parties will bear fifty percent (50%) of all costs and expenses of and shall cooperate with each other with respect to applying for, prosecuting, filing, obtaining, maintaining, renewing and continuing such patents and copyrights for all Joint Intellectual Property. In the event one Party discontinues funding any of such costs or

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    expenses with respect to Joint Intellectual Property, that Party shall lose the rights granted under this Section 11.5 for that portion of the Joint Intellectual Property until such time that it reimburses the other Party for those costs the non-paying Party did not share equally. In such an event, the other Party may undertake to acquire such patent or copyright with respect to the Joint Intellectual Property at its sole expense and shall have full control over the prosecution, registration and maintenance thereof (as the case may be), in which case the non-paying Party will have no rights in such Joint Intellectual Property and shall not be entitled to any share of any profits, royalties or other amounts attributable to such Joint Intellectual Property. In connection with obtaining and maintaining patent or copyright protection for any invention that may be related to Joint Intellectual Property, regardless of which Party has ownership rights, the Parties shall cooperate with each other, during and subsequent to the term of this Agreement, by executing and delivering all documents reasonably necessary to carry out the intent of this Section 11.5.

            11.5.2    Use of Joint Intellectual Property.    Subject to and without limiting Section 11.5.1, each of DT and MYT may make, use, sell, offer to sell, import, copy, modify, distribute, make a derivative work or otherwise practice or exploit any Joint Intellectual Property without having any obligation to the other Party. DT and MYT each hereby waive all rights to an accounting for profits resulting from either Party's use of the Joint Intellectual Property.

            11.5.3    Enforcement.    Prior to commencing any action or placing in issue in a legal proceeding against a third party concerning the validity, scope, infringement or enforceability of any Joint Intellectual Property, DT or MYT, as the case may be, shall notify the other Party of the matter. Consent by the other Party to proceed with the action shall not be required, provided that the Party taking the action shall not unnecessarily compromise the other Party's interest in the Joint Intellectual Property, and shall permit the other Party at its election and expense to join the action if permitted by law. All amounts obtained during such enforcement of any Joint Intellectual Property shall belong to the Party initiating such enforcement action, provided that the enforcing Party shall deliver the other Party a pro-rata share of such amounts in proportion to the extent (if any) the other Party shared in the costs of such enforcement action.

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            11.5.4    Employees and Consultants.    Each Party shall maintain agreements with its employees and consultants sufficient to enable such Party to comply with its obligations under this Section 11.5.

          11.6    Indemnification.

            11.6.1    MYT Indemnification.    MYT shall pay all costs relating to any claim that any Permitted Use (as defined below) of the Joint intellectual Property infringes the right of any third party and MYT shall indemnify, defend and hold DT and its shareholders, Affiliates, employees, officers, directors and contractors harmless from and against any and all losses, liabilities, judgments, awards, damages and costs (including attorneys' fees, experts' fees and expenses) in any claim or suit arising out of an allegation that the Joint Intellectual Property (or any Permitted Use thereof, including, without limitation, incorporating such Joint Intellectual Property into a Product or manufacturing process, or the sale, offer for sale or importation of such Product) infringes any third party's rights including, without limitation, any Intellectual Property rights, or violates any applicable law, rule or regulation of any governmental authority or agency.

            For purposes of this Agreement, "Permitted Use" shall mean any use of the Joint Intellectual Property (i) in any application currently used by MYT or DT at the time such Joint Intellectual Property was developed (including, without limitation, incorporating such Joint Intellectual Property into any Product or manufacturing process, or the sale, offer for sale or importation of such Product) or any other uses that are not materially different from such applications, or (ii) any other use of the Joint Intellectual Property after notification to MYT of such use if MYT confirms that such use does not infringe any third party's Intellectual Property rights, or violate any applicable law, rule or regulation of any governmental authority or agency.

            11.6.2    DT Indemnification.    DT shall pay all costs relating to any claim that the DT intellectual Property infringes the right of any third party and DT shall indemnify, defend, and hold MYT and its shareholders, Affiliates, employees, officers, directors and contractors harmless from and against any and all losses, liabilities, judgments, awards, damages and costs (including attorneys' fees, experts' fees and expenses) in any claim or suit arising out of an allegation that the DT Intellectual Property used pursuant to Sections 11.1.2 and 11.1.3 infringes any third party's rights including, without limitation, any Intellectual Property rights or violates any applicable law, rule or regulation of any governmental authority or agency.

          11.7    Bankruptcy.    All rights and licenses granted under or pursuant to this Agreement by one Party to the other are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101 of the United States Bankruptcy Code. Subject to all of the terms, conditions and obligations of this Agreement, the Parties agree that the licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code.

        8.    Termination.    Section 16 is hereby amended as follows:

          (a)   The following shall be added at the end of Section 16.1.:

            In the event of any termination of this Agreement under Section 16.2, this Section 16.1 shall have no further force and effect.

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          (b)   Section 16.2 shall be deleted in its entirety and the following is hereby inserted in lieu thereof:

            16.2    Termination for Breach of Intellectual Property Rights.    Each Party acknowledges that (i) any misuse of any of the other Party's Intellectual Property, (ii) any violation of the licenses granted under this Agreement, or (iii) any disclosure of the other Party's Confidential Information is likely to cause serious and irreparable harm, the amount of which may be difficult to estimate, thus making any remedy at law or in damages inadequate. Each Party therefore agrees that if the other Party breaches any provision of this Agreement relating to the other Party's Intellectual Property, the licenses granted hereunder, or Confidential Information or if such Party has cause to believe that the other Party intends to or is about to breach the same, then such Party shall be entitled to, and the other Party hereby consents to, injunctive relief (without having to post a bond), restraining or enjoining the act (or failure to act) constituting the breach or threatened breach, or such other equitable and legal remedies as may be available in the circumstances. In addition, if any such breach remains uncured for 10 days after receiving written notice thereof, the non-breaching Party may terminate this Agreement without mediation or arbitration under Section 16.1. The Parties agree that the exclusive venue and place of jurisdiction for any proceeding brought under this Section 16.2 shall be the State of Colorado, City and County of Denver, including the United States District Court for the District of Colorado in Denver, and each Party hereby waives any objection relating to the basis for personal or in rem jurisdiction or to venue which it may now or hereafter have in any such suit, action or proceeding.

          (c)   The following shall be inserted after the last sentence of Section 16.3:

            Upon the termination or expiration of this Agreement for any reason, unless the Parties mutually agree in writing to the contrary and as is necessary for MYT to complete its obligations under the current term (without any opportunity for renewal) of any agreement with any third party or an Affiliate for the manufacture of products on the Line under Section 2.7 (except in the case where such use of the Line caused the termination of this Agreement), the licenses set forth in Section 11.1 shall terminate and MYT shall immediately stop the production of any Products then in process; except that in the case of the expiration of this Agreement or a termination of this Agreement by DT, at DT's option, MYT shall continue production of the Products to the extent necessary to meet any orders of Products which were accepted by MYT prior to the expiration or termination of the Agreement. In addition, MYT shall immediately cease using all of the DT Intellectual Property relating to the Products and shall promptly deliver to DT all Finished Product manufactured hereunder along with all copies or tangible forms of the DT Intellectual Property and Joint Intellectual Property used in the Line or in any other manufacturing process used to produce the Products together with all FLC materials, equipment and other tangible property supplied by or for DT. Sections 2.7, 6, 8, 9, 11.1.1, 11.2, 11.3, 11.4, 11.5, 11.6, 12, 14, 16 and 17 shall survive the expiration or termination of this Agreement for any reason.

        9.    General Terms.    Section 17 of the Original Agreement shall be amended as follows:

          (a)   The following shall be inserted after the last sentence of Section 17.3:

            Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the obligations contemplated hereunder are fulfilled to the maximum extent possible.

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          (b)   Section 17.5 shall be deleted in its entirety and the following is inserted in lieu thereof:

            All notices hereunder, other than day-to-day communications, shall be in writing and delivered (i) personally, (ii) by registered or certified mail, postage prepaid; (iii) by overnight courier service, or (iv) by facsimile, confirmed promptly by one of the foregoing delivery methods, to the following addresses of the respective Parties:

If to DT, individual copies to:	With a copy to:
Displaytech, Inc. Attn: Chief Executive Officer or President 2602 Clover Basin Drive Longmont, CO 80503-7603 Phone: (303) 772-2191 Fax: (303) 772-2193	Displaytech, Inc. Attn: General Counsel 2602 Clover Basin Drive Longmont, CO 80503-7603 Phone: (303) 772-2191 Fax: (303) 772-2193
If to MYT, individual copies to:	With a copy to:
Miyota Co., Ltd. Attn: President 4107-5 Miyota-machi Kitasaku-gun Nagano-ken 389-0294 Japan Phone: 81 0267 (32) 3331 Fax: 81 0267 (32) 6327	Toshihiko Ide 353 Yaehara Kitamimaki-mura Kitasaku-gun Nagano-ken 389-0406 Japan 81 0268 (67) 1911 81 0268 (67) 1913

            Notices shall be effective: (a) upon receipt if personally delivered or delivered by confirmed facsimile; (b) on the fifth business day following the date of mailing, if mailed; and (c) upon receipt, if sent by overnight courier service. A Party may change its address listed above by notice to the other Party.

          (c)   A new Section 17.11 shall be added as follows:

            17.11    Export Controls.    It is understood and acknowledged that the DT Intellectual Property and Products are subject to export control laws, trade embargoes, regulations, orders and other restrictions of any country governing the export of the DT Intellectual Property and the Products, and each Party agrees that it shall comply with such laws, trade embargoes, regulations, orders and other restrictions. Without limiting the generality of the foregoing, MYT shall comply at all times with all restrictions imposed by the U.S. Government under the U.S. Export Administration Act of 1979, as amended, and regulations issued under such Act and trade sanctions programs administered by the U.S. Department of Treasury. MYT acknowledges that currently such trade sanction programs prohibit DT from engaging in transactions with certain countries and parties including, the Balkans, Burma, Cuba, Iran, Iraq, Liberia, Libya, North Korea, Sierra Leone, Sudan, the Taliban, UNITA (Angola) and Yugoslavia among others. The obligation of each Party under this Section shall survive the termination of this Agreement.

          (d)   A new Section 17.12 shall be added as follows:

            17.12    Foreign Corrupt Practices Act.    MYT acknowledges that it is familiar with and understands the prohibitions of U.S. Foreign Corrupt Practices Act 1977, as amended (the "FCPA"), and that it has not engaged and shall not engage, and has not caused or permitted and shall not cause or permit any of its shareholders, directors, officers, employees or agents

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    or any of its Affiliates or their shareholders, directors, officers, employees or agents to engage, in any act that would involve a violation of the FCPA. MYT agrees that it shall immediately notify DT if MYT receives or acquires knowledge of, directly or indirectly, any request or action which MYT believes will or may be a violation of the FCPA. MYT further agrees to indemnify DT against any and all costs, fines and other liabilities imposed on DT as a result of any such actions by MYT or its Affiliates or its or their respective shareholders, directors, officers, employees or agents.

          (e)   A new Section 17.13 shall be added as follows:

            17.13    Independent Contractor Relationship.    The relationship between the Parties under this Agreement is that of independent contractors, and this Agreement does not constitute, and shall not be deemed to constitute a joint venture or partnership between the Parties hereto, and neither Party shall be deemed to be an agent of the other, or have authority to bind, obligate or make an agreement for the other Party.

          (f)    A new Section 17.14 shall be added as follows:

            17.14    Affiliates and Subcontractors.    Neither Party shall subcontract any of is obligations hereunder without the written consent of the other Party. Each Party shall exercise sole control of its Affiliates, permitted subcontractors and consultants, shall ensure that they comply with all of the terms and conditions of this Agreement and shall be solely responsible for their actions and omissions. Any breach of the terms of this Agreement by a Party's Affiliates, subcontractors or consultants shall constitute a breach by such Party, entitling the non-breaching Party to pursue against it all rights and remedies under this Agreement or applicable law that such other Party would have been entitled to assert against the Party had the Party directly breached this Agreement. In furtherance of the foregoing, to the extent that any obligations of either Party are subcontracted hereunder, such subcontractor must agree in writing to be bound by the terms of this Agreement or, in the case of the confidentiality obligations under Section 12, an agreement no less restrictive than the provisions of Section I2 and either Party may review such writings and agreements upon reasonable notice to the other Party.

        10.    Schedules.    The following Schedules attached to the Original Agreement are hereby deleted in their entirety and replaced with the Schedules attached hereto (together with all schedules contemplated hereunder):

  Schedule 1.C, Competitive Products

  Schedule 2.3, Product Description

  Schedule 2.4, Process Procedure Documentation (QC Process Charts)

  Schedule 3.1, Minimum Annual Volume Requirements for PLP Exclusivity

  Schedule 3.2, Pricing Formula for Finished Products for Private Label Products

  Schedule 7.1, Price

        11.    Termination.    That certain Letter Agreement by and between DT and MYT, dated March 20, 1999, relating to the Confidential Information of DT, is hereby terminated and shall have no further force and effect.

        12.    Conflict.    If any conflict should arise between the terms and provisions of this Amendment and the Original Agreement, this Amendment shall govern. In the event of any conflict between the Original Agreement (as amended by this Amendment) and that certain Private Label Product Supply

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Agreement, dated January 19, 2001, between the Parties (the "Supply Agreement"), the terms and conditions of the Supply Agreement shall govern in all respects except for any conflict with Section 3.1, in which case, this Amendment shall govern.

        13.    Amendment No. 5.    The Parties hereby agree to use best efforts to negotiate a definitive Amendment No. 5 to the Original Agreement by June 30, 2003 ("Amendment No. 5"). Amendment No. 5 will address the following: (i) volume and other obligations relating to PLPs, (ii) warranty, shipment and forecasting provisions, (iii) product recalls, (iv) pricing based on the volume of the Products purchased by DT and based on a cost model, and (v) additional amendments that are necessary to clarify the Original Agreement and to update the Schedules.

        14.    No Other Amendments.    Except as amended hereby, the Original Agreement shall remain in full force and effect in accordance with its original terms.

        15.    Counterparts.    This Amendment may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one and the same document. Executed counterparts sent by facsimile or by other means of transmission shall be effective as originals.

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        IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

MIYOTA CO., LTD.		DISPLAYTECH, INC.

By:	/s/ YUZO MAEKAWA	By:	/s/ RICHARD BARTON
	Name: Yuzo Maekawa		Name: Richard Barton
	Title: President		Title: CEO

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MANUFACTURING AGREEMENT
AMENDMENT NO. 1
AMENDMENT NO. 2
AMENDMENT NO. 3
AMENDMENT NO. 4